EXHIBIT 23.2

Independent Auditors’ Consent

The Board of Directors

HealthMont, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus. Our report refers to a change in the method of accounting for the impairment or disposal of long-lived assets.

/s/    KPMG LLP

Nashville, Tennessee

April 24, 2003